COACHMEN INDUSTRIES, INC.
2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release Monday, December 5, 2005

COACHMEN INDUSTRIES, INC. ANNOUNCES CFO CHANGE

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced that Joseph P. Tomczak, Executive Vice President and Chief Financial Officer, will be leaving the Company to pursue other opportunities. As part of the Company’s continuing efforts to streamline its management structure, Rick Lavers, currently Executive Vice President - General Counsel & Secretary, has been appointed to the position of Chief Financial Officer and Chief Administrative Officer. In his expanded role, Mr. Lavers will be responsible for the accounting, treasury, and compliance functions, in addition to his legal and human resources responsibilities.

“We wish Joe the best of success in his new endeavors, and thank him for his many contributions during the past four years,” said Chairman and Chief Executive Officer Claire C. Skinner. “At the same time, we are very pleased to have Rick resume the role of Chief Financial Officer, which he filled so capably on an interim basis in 2001. Having served as the company’s General Counsel since 1997, and as the Corporate Secretary and a member of the Executive Management Committee since 1999, he is very familiar with all aspects of our company, its history and its operations,” Chairman Skinner said. Mr. Lavers also formerly served as the Chair of his law firm’s Budget and Finance Committee and has done post-graduate study in accounting and management.

At the same time, Colleen Zuhl, Vice President and Controller, has been promoted to the position of Chief Accounting Officer. Since joining the Company in 2004 following a 15-year career with Ernst & Young, Colleen has made numerous improvements in the Company’s accounting systems and centralized processes.

“We believe that these moves are positive for all concerned, and are a continuation of our plan to improve our profitability. We congratulate Rick and Colleen on their increased responsibilities, and commend our entire accounting, finance and compliance team members for their very solid and professional performance,” Chairman Skinner concluded.

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry. The Company’s well-

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Coachmen Industries, Inc. Announces CFO Change

December 5, 2005

known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®. Through ALL AMERICAN HOMES®, Coachmen is one of the nation’s largest producers of systems-built homes, and also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ and MILLER BUILDING SYSTEMS™ products. Prodesign, LLC, produces custom composite and thermoformed plastic parts for numerous industries under the PRODESIGN®brand. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability to sell and close the operations for sale as described, the accuracy of the estimates of the costs to remedy the disclosed recreational vehicle warranty issues, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and appliance suppliers, interest rates, the availability and cost of real estate for residential housing, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:

    Jeffery A. Tryka
    Director of Planning and Investor Relations
    574-262-0123

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